EXHIBIT 99.1

Community Bank Promotes Ralph Burchianti

WASHINGTON, Pa., Jan. 22, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”), announced that the Bank has promoted Ralph Burchianti to the office of Senior Executive Vice President, a newly created position and the second most senior officer position in the Bank.  As Senior Executive Vice President, Mr. Burchianti is responsible for the daily operation of the Bank.  He also serves as Chief Credit Officer of the Bank and retains that title and attendant management responsibilities following the promotion.  He also serves as a Director of both the Company and the Bank.

Barron P. (Pat) McCune, Jr., President and Chief Executive Officer of the Bank, said “Ralph Burchianti has been a vital part of Community Bank for over 30 years.  His knowledge of banking and shrewd judgment makes him eminently qualified for this position.”

About CB Financial Services, Inc.

CB Financial Services is the holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. For more information about Community Bank, visit our website at www.communitybank.tv.

Contact:
Community Bank
Barron P. (Pat) McCune
President and Chief Executive Officer
(724) 223-8310

Community Bank
Andrew Corfont
Sr. Vice President - Marketing
(724) 852-7205